Ally Financial Reports Preliminary Fourth Quarter and Full Year 2011 Financial Results

•	Fourth quarter 2011 net loss of $250 million and core pre-tax loss of $24 million
•	Full year 2011 net loss of $201 million and core pre-tax income of $985 million

NEW YORK (Feb. 2, 2012) – Ally Financial Inc. (Ally) today reported a net loss of $250 million for the fourth quarter of 2011, compared to a net loss of $210 million in the prior quarter and net income of $79 million for the fourth quarter of 2010. The company reported a core pre-tax loss of $24 million in the fourth quarter of 2011, compared to core pre-tax income of $119 million in the prior quarter and core pre-tax income of $526 million in the comparable prior year period. Core pre-tax income (loss) reflects income (loss) from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

The fourth quarter of 2011 was impacted by a $270 million charge for penalties expected to be imposed by certain regulators and other governmental agencies in connection with foreclosure-related matters. Excluding the impact of this charge, the company’s core pre-tax income totaled $246 million in the fourth quarter of 2011.

For full year 2011, Ally reported a net loss of $201 million, compared to net income of $1.1 billion in 2010.  Core pre-tax income in 2011 totaled $985 million, compared to core pre-tax income of $2.4 billion in the prior year. Excluding the impact of the foreclosure-related charge, the company’s core pre-tax income totaled $1.3 billion in 2011.

“Ally’s premier auto finance franchise and leading direct banking platform, Ally Bank, continued to post strong performance through the year,” stated Ally Chief Executive Officer Michael A. Carpenter. “Our efforts to grow used, leasing and diversified automotive originations have been successful despite increased competition, with consumer originations in the U.S. up 27 percent.  Ally Bank continued to attract new customers and retain existing ones with a unique consumer value proposition and expanded product offerings that are resonating in the marketplace.

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“The charge taken to address foreclosure-related issues offset profitable performance in the global automotive services operation,” Carpenter continued.  “One of our key priorities remains aggressively addressing the risks related to the mortgage business and taking steps to protect the key franchises at Ally.  This will be critical to advance plans to repay the U.S. taxpayer.”

Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	4Q 11	3Q 11	4Q 10	3Q 11	4Q 10
North American Automotive Finance	$478	$551	$589	$(73)	$(111)
International Automotive Finance	21	89	8	(68)	13
Insurance	93	111	165	(18)	(72)
Global Automotive Services	$592	$751	$762	$(159)	$(170)
Mortgage Origination and Servicing	(237)	(292)	173	55	(410)
Legacy Portfolio and Other[1]	(65)	(117)	(53)	52	(12)
Mortgage Operations	$(302)	$(409)	$120	$107	$(422)
Corporate and Other (ex. OID)[2]	(314)	(223)	(356)	(91)	42
Core pre-tax (loss) income[3]	$(24)	$119	$526	$(143)	$(550)
Foreclosure-related charge	270	-	-	270	270
Core pre-tax income[3], excluding foreclosure-related charge	$246	$119	$526	$127	$(280)
OID amortization expense	137	225	301	(88)	(164)
Income tax expense	73	93	45	(20)	28
(Loss) from discontinued operations[4]	(16)	(11)	(101)	(5)	85
Net (loss) income	$(250)	$(210)	$79	$(40)	$(329)

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	2011	2010	Increase/ (Decrease)
North American Automotive Finance	$2,106	$2,344	$(238)
International Automotive Finance	210	205	5
Insurance	407	562	(155)
Global Automotive Services	$2,723	$3,111	$(388)
Mortgage Origination and Servicing	(391)	920	(1,311)
Legacy Portfolio and Other[1]	(402)	(267)	(135)
Mortgage Operations	$(793)	$653	$(1,446)
Corporate and Other (ex. OID)[2]	(945)	(1,325)	380
Core pre-tax income[3]	$985	$2,439	$(1,454)
Foreclosure-related charge	270	-	270
Core pre-tax income[3], excluding foreclosure-related charge	$1,255	$2,439	(1,184)
OID amortization expense[5]	962	1,300	(338)
Income tax expense	179	153	26
(Loss) income from discontinued operations[4]	(45)	89	(134)
Net (loss) income	$(201)	$1,075	$(1,276)

1. The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities, including portfolios in run off.

2. Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities and the residual impacts of the company’s corporate funds transfer pricing and Treasury asset liability management activities.  The segment also includes the Commercial Finance Group, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

3. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

4. The following businesses are classified as discontinued operations: the U.S. consumer property and casualty insurance business (sale completed 1Q10); the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Poland (sale completed 2Q10), Argentina (sale completed 3Q10) and Ecuador (sale completed 1Q11); automotive finance operations in Australia (sale of auto finance retail credit portfolio completed 2Q10), Russia and Venezuela; the full-service leasing businesses in Austria, Germany, Greece, Portugal, Spain, Australia (sale completed 2Q10), Belgium (sale completed 2Q10), France (sale completed 2Q10), Poland (sale completed 2Q10) and the U.K. (sale completed 4Q10); mortgage operations in Continental Europe and the U.K. (sales completed 3Q10 and 4Q10); ResMor Trust mortgage operations (Canada) (sale announced 4Q11); the Commercial Services Division (North American based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed 2Q10); and certain other subsidiaries.

5. OID amortization expense includes accelerated OID amortization of $50 million in full year 2011 and $101 million in full year 2010 from extinguishment of debt.

Highlights

•	Ally maintained position as the industry’s leading auto finance franchise.
o	Ranked No. 1 overall auto lender in U.S. (Source: AutoCount data from Experian Automotive – Full Year 2011).
o	Continued profitability in Global Automotive Services with pre-tax income from continuing operations of $592 million for the fourth quarter.
o	Increased U.S. consumer financing originations 27 percent year-over-year to $40.2 billion in 2011.
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▪	Improved used and diversified consumer originations 95 percent year-over-year.
o	Continued to diversify base of manufacturers served:
▪	Named preferred finance source for Vehicle Production Group, which designs, manufactures, markets and distributes vehicles for wheelchair accessibility.
▪	GMAC-SAIC, Ally’s joint venture in China, selected as official preferred financing provider for Baojun.
▪	Selected as preferred financing provider in the U.K. for Korean car maker, SsangYong.
o	Expanded Ally Buyer’s Choice, a unique consumer financing product launched in October, to a total of 47 states to date.
•	Ally Bank continued to build deposit base with strong consumer value proposition and expanded product offerings.
o	Grew retail deposits by $5.9 billion, or 27 percent, in 2011.
o	Increased customer accounts 35 percent year-over-year, driven by customer-centric value proposition and increased brand recognition.
o	The offerings introduced during 2011, including new IRA products, Ally Perks and eCheck remote deposit, continued to gain traction.
o	Maintained strong CD balance retention rates of 92 percent during fourth quarter.
o	Grew brand awareness 52 percent year-over-year (Source: TNS Custom Research)
•	GMAC Mortgage remained an industry leader with a demonstrated commitment to home ownership preservation.
o	Completed more than 765,000 default workouts for borrowers since 2008, which comprised approximately 28 percent of the loans serviced during that period.
o	First major lender to market with the release of enhancements to the Home Affordable Refinance Program (HARP 2.0).
o	On track to receive the highest rating (three stars) from Fannie Mae in its Servicer Total Achievement and Rewards (STAR) Program.
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o	Among the first in the industry to establish a Single Point of Contact team to work directly with borrowers struggling to make payments and file a loss mitigation application.
•	Ally maintained a strong capital and liquidity profile.
o	Completed new funding transactions totaling $6.5 billion during the quarter.
o	Effectively managed liquidity, pre-funding debt maturities in 2012, with Time to Required Funding standing at 25 months.
o	Maintained robust capital ratios with preliminary Tier 1 capital ratio at 13.7 percent.
o	Improved cost of funds, excluding OID, by 64 bps to 3.5 percent in the fourth quarter of 2011, compared to the fourth quarter of 2010.

Liquidity and Capital

Ally's consolidated cash and cash equivalents were $13.0 billion as of Dec. 31, 2011, compared to $16.4 billion at Sept. 30, 2011.  Included in the consolidated cash and cash equivalents balance are: $619 million at Residential Capital, LLC (ResCap), $3.6 billion at Ally Bank and $840 million at the insurance businesses.  The decline in cash and cash equivalents was primarily the result of asset originations, dividend payments and investment securities purchases.

Ally's total equity at Dec. 31, 2011, was $19.3 billion, compared to $19.7 billion at the prior quarter’s end. The company's preliminary fourth quarter 2011 Tier 1 capital ratio was 13.7 percent, compared to 14.3 percent in the prior quarter. The decline was primarily due to the impact of fourth quarter earnings and an increase in risk-weighted assets primarily related to auto receivable growth.

Ally continued to utilize a diversified funding strategy across markets and asset classes, as it completed new funding transactions totaling $38.3 billion during 2011, including $6.5 billion during the fourth quarter.  The company’s fourth quarter funding activity included public auto securitization transactions in the U.S. and Europe totaling $2.2 billion, and a private $3.5 billion forward commitment that will be utilized to fund U.S. auto leases in 2012 and 2013. The company’s Time to Required Funding currently stands at 25 months. This assumes no changes in asset growth projections, no additional unsecured issuance and that the auto asset-backed securities’ market remains open.

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Deposits

The company remains focused on growing deposits through its subsidiaries, Ally Bank and ResMor Trust (ResMor).  Total deposits increased in the fourth quarter to $45.1 billion, from $44.3 billion at Sept. 30, 2011.  Retail deposits at Ally Bank were $27.7 billion at Dec. 31, 2011, compared to $26.3 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.9 billion at quarter end, which is essentially unchanged from Sept. 30, 2011. Ally Bank’s deposit growth was supported by strong CD balance retention rates of 92 percent. At the end of 2011, Ally Bank customer accounts totaled approximately 977,000, up 35 percent compared to the prior year end, as Ally Bank’s customer-centric value proposition and focus on marketing, including a new advertising campaign launched in September, have supported strong growth.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within North American Automotive Finance, Mortgage Operations and Corporate and Other, based on its underlying business activities.  During the fourth quarter of 2011, Ally Bank reported pre-tax income of $396 million, compared to $317 million in the corresponding prior year period.  Performance in the quarter was driven by continued strong auto originations and improved credit performance. Total assets at Ally Bank were $85.3 billion at Dec. 31, 2011, compared to $79.4 billion at Sept. 30, 2011.  The growth in assets was primarily due to strong retail auto originations and growth in commercial auto loans.

Global Automotive Services

Global Automotive Services is comprised of Ally's auto-centric businesses: North American Automotive Finance, International Automotive Finance and Insurance. Global Automotive Services reported fourth quarter 2011 pre-tax income from continuing operations of $592 million, compared to $762 million in the comparable prior year period.

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North American Automotive Finance

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income of $478 million in the fourth quarter of 2011, compared to $589 million in the corresponding prior year period. This decline was the result of lower financing revenue due to decreased lease remarketing gains as termination volumes trended downward in line with expectations, and lower other revenue due to a lack of whole loan sales in the quarter. This was partially offset by a lower loan loss provision due to improved credit performance and a better credit mix.

North American consumer financing originations in the fourth quarter of 2011 were $10.1 billion, compared to $10.2 billion in the corresponding prior year period. In the U.S., fourth quarter 2011 consumer financing originations were $9.2 billion, compared to $9.3 billion in the fourth quarter of 2010. Fourth quarter 2011 U.S. consumer originations were comprised of $5.5 billion of new retail, $2.3 billion of used and $1.3 billion of leases, with used volume growing 71 percent compared to the corresponding prior year period. U.S. diversified new originations in the fourth quarter of 2011 totaled $462 million, a 69 percent year-over-year increase.

North American Automotive Finance consumer financing originations totaled $43.8 billion in 2011, compared to $35.4 billion in 2010.  Consumer financing originations in the U.S. totaled $40.2 billion in 2011, compared to $31.6 billion in 2010.  U.S. consumer originations in the U.S. were comprised of:

•	$23.9 billion of new retail originations, growing 4 percent year-over-year.
•	$9.0 billion of used, growing 90 percent year-over-year.
•	$7.3 billion of leases, growing 88 percent year-over-year.

Diversified new originations in the U.S. totaled $1.8 billion in 2011, a 126 percent year-over-year increase.

Earning assets, which are on-balance sheet assets comprised of consumer receivables, the consumer held-for-sale portfolio, leases and commercial receivables, for North American Automotive Finance totaled $96.2 billion, up 17 percent compared to the prior year end.  Consumer earning assets totaled $63.7 billion, up 26 percent year-over-year, as strong originations outpaced the run-off of legacy assets.  Commercial earning assets grew to $32.5 billion at year-end 2011 compared to $31.2 billion at the end of 2010.  The year-over-year increase was largely driven by increased floor plan and real estate lending to diversified dealers.

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International Automotive Finance

International Automotive Finance reported pre-tax income from continuing operations of $21 million in the fourth quarter of 2011, compared to $8 million in the same period last year. Results improved due to increased net financing revenue resulting from higher consumer asset levels, continued growth in China and a lower loan loss provision due to improved credit performance. This was partially offset by higher noninterest expense due to restructuring costs. The company's international auto finance footprint currently consists of 15 countries, including the company's five core international markets: Germany, U.K., Brazil, Mexico and its joint venture in China.

International consumer originations from continuing operations, which include a non-consolidated joint venture in China, were $2.6 billion during the fourth quarter of 2011, compared to $2.5 billion in the fourth quarter of 2010, with originations up 54 percent in the U.K. and 18 percent in Germany.

International consumer originations from continuing operations, including the joint venture in China, were $9.4 billion during 2011, compared to $7.6 billion in 2010. During 2011, each of the company’s core international markets had double-digit percentage increases in consumer origination volume compared to the prior year.

Insurance

Insurance, which focuses on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $93 million in the fourth quarter of 2011, compared to $165 million in the fourth quarter of 2010. The decline was primarily due to significantly lower investment gains.

Mortgage Operations

Ally's Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor, is one of the leading mortgage originators and servicers in the U.S.  The company's Mortgage Operations business is reported as two segments: Origination and Servicing, and Legacy Portfolio and Other.

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The Origination and Servicing segment reported a fourth quarter 2011 pre-tax loss from continuing operations of $237 million, compared to pre-tax income from continuing operations of $173 million during the fourth quarter of 2010.  The fourth quarter 2011 pre-tax loss from continuing operations included $125 million of pre-tax income from originations, an $81 million pre-tax loss from servicing and a $270 million charge recorded during the quarter for penalties expected to be imposed by certain regulators and other governmental agencies in connection with foreclosure-related matters. In addition to the foreclosure-related charge, fourth quarter 2011 Origination and Servicing results declined on a year-over-year basis due to a lower net gain on the sale of mortgage loans, lower net financing revenue due to a decline in production and higher noninterest expense. The company had normalized servicing revenue during the fourth quarter of 2011 and did not experience the MSR asset volatility seen in the prior quarter.

Total mortgage loan production from the Origination and Servicing segment in the fourth quarter of 2011 was $16.5 billion consisting primarily of prime conforming loans, compared to $15.6 billion in the third quarter of 2011 and $23.2 billion in the fourth quarter of 2010. With interest rates remaining historically low, refinancing activity continued to be a key driver, as it accounted for 80 percent of overall production.

On Dec. 1, Ally announced that ResMor, its Canada-based trust company, reached an agreement to sell its residential mortgage operations and certain related assets to MCAP, one of Canada’s leading mortgage finance companies. The transaction is expected to be completed in the first quarter of 2012 and is subject to regulatory approval and other customary closing conditions.

The Legacy Portfolio and Other segment of Mortgage Operations reported a pre-tax loss from continuing operations of $65 million in the fourth quarter of 2011, compared to a pre-tax loss from continuing operations of $53 million in the corresponding prior year period. The loss was primarily driven by lower net financing revenue due to lower asset levels, a lower net gain on sale of mortgage loans and the revaluation of assets in Mexico. This was partially offset by a lower mortgage repurchase reserve expense during the quarter.

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The company sold domestic non-core assets with a net unpaid principal balance (UPB) of $133 million during the quarter, which resulted in a net gain of $24 million. In the fourth quarter of 2010, the company had sold domestic non-core assets with a UPB of $596 million, resulting in a gain of $79 million.

Charge for Foreclosure-Related Matters

On Jan. 31, Ally announced that it would record a charge of approximately $270 million in the fourth quarter of 2011 for penalties expected to be imposed by certain regulators and other governmental agencies in connection with foreclosure-related matters. This charge was recorded effective Dec. 31, 2011, and the majority of this charge was recorded at ResCap, which is a separate mortgage subsidiary of Ally.

Under the terms of certain credit facilities, ResCap is required to maintain a consolidated tangible net worth (defined as ResCap’s consolidated equity, excluding intangible assets) of at least $250 million at the end of each month. As a result of this charge, ResCap’s tangible net worth was temporarily reduced to below this threshold as of Dec. 31, 2011. However, this was immediately remedied by Ally via a capital contribution of approximately $196.5 million, which was provided through the forgiveness of intercompany debt. This resulted in a pro-forma tangible net worth at ResCap of $300 million.

Despite the immediate cure, the temporary reduction in tangible net worth resulted in a covenant breach in certain of ResCap’s credit facilities. As a result, ResCap is currently seeking waivers from applicable lenders, which it expects to receive.

Home Ownership Preservation

GMAC Mortgage has been a leader in home ownership preservation efforts.  Since 2008, GMAC Mortgage has completed more than 765,000 default workouts for borrowers, which comprised approximately 28 percent of the loans serviced during that period.  During this period, the company has completed approximately twice as many modifications as foreclosure sales and has not engaged in practices such as profiting from forced placed insurance or pursing deficiency judgments.

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GMAC Mortgage remains at the forefront of the industry’s efforts to keep customers in their homes:

•	First major lender to market with the release of enhancements to HARP 2.0 announced by the FHFA, Fannie Mae and Freddie Mac.
•	Among the first in the industry to establish a Single Point of Contact team to work directly with borrowers struggling to make payments and file a loss mitigation application.
•	Shortest servicer time to resolve third-party escalations among the large mortgage servicers in the HAMP program.
•	On track to receive the highest rating (three stars) from Fannie Mae in its STAR Program.
•	Ranked as a HUD Tier 1 Servicer.

The vast majority of GMAC Mortgage’s servicing portfolio, about 95 percent, is serviced on behalf of other investors.  GMAC Mortgage has been committed to pursuing affordable and sustainable payment relief for borrowers in distress and has taken steps, within contractual guidelines, to offer alternatives to foreclosure whenever possible.  As a result of the company’s focus on these efforts since 2008, a significant number of loans that would currently qualify for a payment relief option have been addressed.  That notwithstanding, GMAC Mortgage remains committed to pursuing all available options to preserve home ownership for borrowers whenever possible.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges.  The segment also includes the Commercial Finance Group, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

Corporate and Other reported a core pre-tax loss (excluding OID amortization expense) of $314 million, compared to a core pre-tax loss of $356 million in the fourth quarter of 2010.  The improved results during the quarter were primarily due to improved funding costs, as well as a favorable provision on loan losses in the Commercial Finance business.

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OID amortization expense totaled $137 million in the fourth quarter of 2011, a significant decline from the $301 million reported in the corresponding prior year period.

2012 Strategic Priorities
Ally has identified the following six items as its strategic priorities for 2012:

•	Be the leading global auto finance company.
•	Grow leading direct bank franchise.
•	Continue to manage and reduce mortgage business risk.
•	Continuously improve competitiveness through lower funding costs.
•	Drive for continuous productivity improvement.
•	Work toward continued repayment of the U.S. Treasury’s investment.

Additional Financial Information

For additional financial information, the fourth quarter 2011 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

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About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers retail banking products.  With approximately $184 billion in assets as of Dec. 31, 2011, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler; the profitability and financial condition of GM and Chrysler; securing low cost funding for us and Residential Capital, LLC (“ResCap”); our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; any additional future impact resulting from delayed foreclosure sales or related matters; the potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities; risks related to potential repurchase obligations due to alleged breaches of representations and warranties in mortgage securitization transactions; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; continued challenges in the residential mortgage markets; the continuing negative impact on ResCap and our mortgage business generally due to the declines in the U.S. housing market; uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, ResCap, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:

Gina Proia

646-781-2692

gina.proia@ally.com

Chris McNamee

646-781-1010

christopher.mcnamee@ally.com

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